UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2016

BIODEL INC.
(Exact name of registrant as specified in its charter)

Commission File Number 001-33451

Delaware (State or other jurisdiction of incorporation or organization)	90-0136863 (IRS Employer Identification Number)

100 Saw Mill Road Danbury, Connecticut (Address of principal executive offices)	06810 (Zip code)

(203) 796-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2016, Biodel Inc. (the “Company”) entered into an Amendment to Executive Employment Agreement with Gary G. Gemignani (the “Gemignani Amendment”) and an Amendment to Executive Severance Agreement and Change of Control Agreement with Paul S. Bavier (the “Bavier Amendment”, and together with the Gemignani Amendment, the “Amendments”). Mr. Gemignani is the Company’s Interim Chief Executive Officer and Chief Financial Officer and Mr. Bavier is the Company’s Interim President, Chief Administrative Officer, General Counsel and Secretary.

The Amendments were entered into in order to amend and harmonize certain severance and other employment benefits in conjunction with the Company’s previously announced review of its strategic alternatives.

Gemignani Amendment

The Gemignani Amendment amends his existing Employment Agreement with the Company as follows:

•	revises Mr. Gemignani’s 2016 bonus structure to provide that in the event the Company is combined with an unaffiliated third party (a “Transaction”) in calendar year 2016 and he remains employed with the Company through such date, then on the closing date of the Transaction he shall receive, in lieu of the previously specified annual bonus for the fiscal year ending September 30, 2016, a one-time, lump sum, cash bonus award of (A) $250,000, plus (B) 100% of his pro-rated target bonus for fiscal year 2016;
•	revises severance benefits upon termination of Mr. Gemignani’s employment by the Company without cause or by Mr. Gemignani for good reason as follows:

(i) cash severance payable upon such termination to the sum of (A) eighteen (18) months of his then-current base salary, plus (B) one and a half times the amount of his target bonus, such amount to be payable in equal installments during an eighteen (18) month period following the delivery of a customary release; (ii) provides for a lump sum payment equal to eighteen (18) months of COBRA insurance premiums regardless of whether COBRA coverage is elected; and (iii) except as with regard to an option grant made on January 21, 2016, any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment; and

•	includes within the definition of “good reason” the Company’s requiring him to be based at any office or location that is more than thirty five (35) miles from the Company’s current headquarters in Danbury, Connecticut or his place of residence as of the date of his termination.

Bavier Amendment

The Bavier Amendment amends his existing Executive Severance Agreement and Change of Control Agreement with the Company as follows:

•	provides for an annual bonus upon meeting the applicable performance criteria established by the Compensation Committee of the Board in its sole discretion, for a given fiscal year of the Company, targeted at an amount equal to 35% of the his base salary at the beginning of such fiscal year;
•	revises Mr. Bavier’s 2016 bonus structure to provide that in the event the Company is combined with an unaffiliated third party (a “Transaction”) in calendar year 2016 and he remains employed with the Company through such date, then on the closing date of the Transaction he shall receive, in lieu of the previously specified annual bonus for the fiscal year ending September 30, 2016, a one-time, lump sum, cash bonus award of (A) $250,000, plus (B) 100% of his pro-rated target bonus for fiscal year 2016;
•	revised severance benefits upon termination of Mr. Bavier’s employment by the Company without cause or by Mr. Bavier for good reason as follows:

(i) cash severance payable upon such termination to the sum of (A) eighteen (18) months of his then-current base salary, plus (B) one and a half times the amount of his target bonus, such amount to be payable in equal installments during an eighteen (18) month period following the delivery of a customary release; (ii) provides for a lump sum payment equal to eighteen (18) months of COBRA insurance premiums regardless of whether COBRA coverage is elected; and (iii) except as with regard to an option grant made on January 21, 2016, any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment; and

•	includes within the definition of “good reason” the Company’s requiring him to be based at any office or location that is more than thirty five (35) miles from the Company’s current headquarters in Danbury, Connecticut or his place of residence as of the date of his termination.

The foregoing descriptions of the Gemignani Amendment and the Bavier Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Gemignani Amendment and the Bavier Amendment, which are included as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits – The following exhibits are filed as part of this report:

10.1    Amendment to Executive Employment Agreement dated April 1, 2016 between the Company and Gary G. Gemignani

10.2    Amendment to Executive Severance Agreement and Change of Control Agreement dated April 1, 2016 between the Company and Paul S. Bavier

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2016	BIODEL INC.

By: /s/ Paul S. Bavier
Paul S. Bavier, Interim President, General Counsel
and Secretary